Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 11th day of October, 2011, by and between Payoneer, Inc., a Delaware Corporation with a principal place of business at 1841 Broadway, Suite 520, New York, NY 10023 (the “Company”), and Mr. Michael G. Levine , an individual residing at                                                                                 (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

I. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company commencing as of October 31si, 2011 (the “Start Date”), on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Chief Financial Officer (CFO) of the Company, reporting directly to the Chief Executive Officer (CEO) of the Company, and in such capacity shall have such duties as are typically performed by a Company CFO.

2. Term. The Executive’s employment hereunder shall commence as of the Start Date and shall continue until it is terminated pursuant to the provisions of Section 7 hereof (the “Employment Term”).

3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits (“Compensation”):

(a) Salary. During the Employment Term, the Company shall pay the Executive a gross annual salary of two hundred and forty thousand United States dollars (US$240,000) (the “Salary”). The Salary shall be payable monthly, bi-weekly or otherwise, in accordance with the payroll practices of the Company as the same shall exist from time to time. It is anticipated that compensation will be reviewed annually by the Company during the last sixty (60) days of the then current budget year and any increase adjustments as determined in the Company’s sole discretion shall be made accordingly.

(b) Performance Bonus. The Executive shall be entitled to an annual performance bonus in a gross annual amount targeted to be one hundred thou sand dollars (US$100,000) (the “Performance Bonus”), subject to Company performance and achievement of targets and milestones, as shall be mutually agreed upon by the Company and the Executive in writing by the end of each budget year with respect to the following budget year. The Performance Bonus, if any, shall be paid at the end of every budget year, subject to Company performance and the achievement in full of the targets and milestones determined as aforesaid for such budget year. The targets and milestones for budget year 2012 shall be agreed by the Company and the Executive in writing within ninety (90) days from execution of this Agreement. Notwithstanding the aforesaid, (i) the prorated portion of the Performance Bonus for the remaining period of 2011 in the amount of $25,000 will be guaranteed (provided that Executive is still employed by the Company through December 315\ 2011) and paid by January 315 2012, and (ii) a portion of the Performance Bonus for 2012, in the amount of $25,000, will be guaranteed (provided that Executive is still employed by the Company through March 31st, 2012) and paid by April 301 2012. The remaining Performance Bonus for 2012 in a gross amount targeted to be $75,000 shall be payable subject to Company performance and the achievement in full of the targets and milestones as shall be agreed for budget year 2012.

(c) Vacation and Sick Days. The Executive shall be entitled to twenty (20) working days of paid vacation and up to seven (7) working days of paid sick-leave in each calendar year, which may be taken in accordance with the Company’s vacation policy as in effect from time to time.

(d) Expenses. The Company will reimburse the Executive for reasonable and necessary out-of-pocket expenses incurred by the Executive in furtherance of the Company’s business, in accordance with the Company’s business and travel policy (including accessories such as mobile phone, Ipad, home office supplies and laptop expenses).

(e) Benefits. The Executive shall be entitled to medical insurance coverage and other benefits as afforded other full time executive employees in accordance with the Company’s policy as in effect from time to time.

The Executive shall bear all the taxes and compulsory payments payable with respect to the Compensation. All the amounts specified in this Agreement are gross and the Company shall withhold from the Compensation any amount required to be withheld under any applicable law.

4. Stock Options. Within sixty (60) days of the Start Date the Company shall grant to the Executive an incentive stock option under the Company’s stock option plan (the “Plan”) and applicable letter of grant/award, for the purchase of up to 42,975 shares of Common Stock par value $0.01 each of the Company (“Common Stock”) representing, as of the Start Date, 1.25% of the Company’s issued and outstanding share capital on a fully diluted basis (excluding shares of the Company issuable pursuant to currently outstanding convertible loans and/or warrants exercisable into either Series C Preferred Shares of the Company or a future senior class of preferred shares created under a future financing round of the Company held by lenders under such convertible loans) (the “Option”), subject to the vesting schedule below. The exercise price of each share of Common Stock underlying the Option will be the fair market value of a share of Common Stock of the Company, as determined in good faith by the Board of Directors concurrently with its approval of the grant of the Option. The Option shall vest over a four year period, with 25% of the shares of Common Stock subject to the Option vesting on the first anniversary of the grant date, and the remaining 75% vesting quarterly over the subsequent three year period.

In the event of a Change in Control (as defined below), 50% of the then unvested shares shall vest immediately as of the closing date of a Change in Control and if the Executive’s employment is terminated by the successor company without Cause (as defined in Section 6(b)) or by Executive, for Good Reason (as defined in Section 6(d)), within 12 months from the closing of a Change in Control, all remaining unvested options shall vest as of the date of termination.

The term “Change in Control” means: (a) the acquisition by any individual, entity or group of 50% or more of the then outstanding shares of the Company’s stock, provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a change in control; (b) consummation of a merger or consolidation (or similar transaction) of the Company with any other corporation (other than a subsidiary or affiliate of the Company) resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly less than 50% (or, in the event senior management of the Company continues to serve as senior management of the combined or surviving entity for a period of one year following such merger or consolidation without material change, any percentage lesser than 10%) of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or (c) the stockholders of the Company (or other persons having the general power to direct the affairs of such entity) approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

5. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, all in accordance with the terms of this Agreement. Executive agrees, to the best of his ability and experience, to loyally and conscientiously perform all of the duties and obligations required of and from the Executive, and to the reasonable satisfaction of the Company. During the Employment Term, the Executive will devote substantially all of his business time and attention to the business of the Company, and will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Company’s CEO. Notwithstanding the above, Executive may continue, on his own time, at his own expense and so as to not interfere with his duties and responsibilities at the Company to (i) serve as an advisory board member or board of directors member at other companies that are not competitive in any manner to the Company, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations as pre-approved by the Company’s CEO. By signing this Agreement, Executive confirms that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company under this Agreement.

6. Termination.

(a) Death; Disability. The Executive’s employment shall automatically terminate upon his death. The Company shall have the right to terminate this Agreement at any time in the event of a disability (mental or physical) or illness, which incapacitates the Executive for a continuous period exceeding ninety (90) consecutive days (“Disability”).

(b) Termination by the Company. The Company may terminate the Executive’s employment at any time, with or without Cause (as defined herein), by providing notice of termination to the Executive. Termination by the Company for any of the following reasons (each of which is referred to herein as “Cause”) will be effective upon written notice by the Company, subject to any cure period stated herein: (i) repeated refusal, failure or neglect by Executive to perform the material duties of his employment or to follow the directions of the Company’ s Board of Directors or CEO (other than by reason of Executive’s physical or mental illness or impairment), provided that such event of “Cause” shall be deemed to occur under this clause (i) only after the Company gives written notice thereof to the Executive, specifying in reasonable detail the conduct constituting “Cause”, and Executive’s failure to cure and correct his conduct within ten (10) business days after such notice; (ii) committing by Executive of any act of fraud or embezzlement, provided that such event of “Cause” shall be deemed to occur only after the Company gave written notice thereof to the Executive , specifying in reasonable detail the instances of such conduct, and Executive had the opportunity to be heard at a meeting of the Company’s Board of Directors; (iii) breach by Executive of any employee non-disclosure, non competition or assignment of inventions agreement entered into during the period of Executive’s employment with the Company (including provisions to such effect set forth in this Agreement) that results in a material detriment to the Company; (iv) Executive’s conviction of a felony (including pleading guilty to a felony) or commitment of other acts causing or likely to cause a material detriment to the reputation of the Company; or (v) habitual abuse of alcohol or drugs.

(c) Resignation. The Executive shall have the right to terminate his employment at any time by providing notice of termination to the Company, as follows: (i) if termination is for Good Reason (as defined below), by delivering a thirty (30) days advance written notice of termination to the Company, (ii) if termination is not for Good Reason, by delivering a fotty-five (45) days advance written notice of termination to the Company. In case of termination by Executive, the Company shall have the right, in its discretion, to ask Executive to cease work during all or part of the applicable notice period.

(d) In case of termination of Executive’s employment by the Company without Cause (as defined above) or by Executive for Good Reason (as defined below), the Company will continue to pay the Executive, in accordance with the Company’s customary payroll practices, his base Salary then in effect, and continue to cover the cost of his participation in the Company’s benefit plans and Company-paid health plan, for six (6) months following the effective date of termination of the Executive’s employment with the Company so long as the Executive is not in breach of his post-termination obligations to the Company. At the option of the Company, Executive shall during said six month period provide transition support to the Company of not more than ten (10) hours per month. Any accrued and unpaid vacation days outstanding as of the effective date of Executive’s termination of employment shall at the discretion of the Company, either be paid to Executive as of the effective date of termination of employment or at the Company’s request taken by Executive as vacation days during any applicable notice period. Notwithstanding the foregoing, (A) in the event termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (as defined below) shall occur during the first twelve (12) months of the Employment Term, the Company will continue to pay the Executive, in accordance with the Company’s customary payroll practices, his base Salary then in effect, and continue to cover the cost of his participation in the Company’s benefit plans and Company-paid health plan, for six (6) months following the date of the notice of termination or until the first anniversary of the Start Date, whichever is greater; and (B) in the event termination by the Company without Cause or by Executive for Good Reason (as defined below) shall occur during the first twelve (12) months after a Change in Control or in the event termination by the Company without Cause shall occur during the thirty days prior to a Change in Control and as a condition of the acquirer or successor entity, the Company will continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his base Salary then in effect, and continue to cover the cost of his participation in the Company’s benefit plans and Company-paid health plan , for twelve (12) months following the date of the notice of termination of the Executive’s employment with the Company. Any Performance Bonus due to Executive with respect to that part of the applicable budget year preceding the date of the notice of termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason (as defined below) shall be due and payable at the end of such budget year (subject to Company performance and achievement of the applicable targets and milestones for such year and proportionate to the part of such budget year preceding the date of the notice of termination). In case of termination of Executive’s employment by Executive other than for Good Reason, the right to a Performance Bonus shall not apply.

The term “Good Reason” means: (i) any material diminution in Executive’s title as Chief Financial Officer of the Company, without, in any such case, Executive’s prior written consent (other than a change effected in connection with the integration of the operations of the Company into the operations of any acquirer in connection with a sale event in which there is no adverse change in the Executive’s authorities, duties and responsibilities following such sale event); (ii) any material diminution in the Executive’s responsibilities, duties or authority within the Company, without the Executive’s prior written consent; or (iii) any material breach by the Company of this Agreement that is not remedied by the Company within ten ( I 0) business days after receipt of written notice thereof.

(e) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 7 through 14 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

7. Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section are essential to protect the value of the Company’s business and assets and by his current employment with the Company and its subsidiaries. The Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for a period commencing on the date of this Agreement and ending on the first anniversary of the date of termination of the Executive’s employment hereunder in case of Executive’s resignation other than for Good Reason or termination by the Company for Cause, or for as long as severance is being paid by Company under Section 6(d) in case of Executive’s termination by the Company without Cause or by Executive for Good Reason referred to as the “Restricted Period”), with respect to any state in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an Executive, agent, officer, director, shareholder, partner, joint venture, investor or otherwise, in any business activities which directly competes with Company’s business activities. For the purposes of this Section 7(a), the Company’s business activities shall be defined as the Company’s product lines that either (i) generate more than ten percent of the Company’s revenues or (ii) constitute the then current or planned strategic initiative of the Company. Both (i) and (ii) apply in those geographic regions where the Company operates. Subject to the foregoing, nothing contained herein is meant to preclude Executive from engaging in the prepaid card industry in its entirety, unless Company engages in business for all prepaid product lines in all prepaid regions worldwide.

(b) Nondisclosure of Confidential Information. The Executive, except to the extent necessary in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates , relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors , suppliers, trade secrets, training programs, manuals or materials , technical information, contracts, systems, procedures, mailing lists, know-how , trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertis ing material , telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclus ive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment. Executive and the Company each agree to follow the Company’ s strict policy not to disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or option allocations to any person, including other employees of the Company; provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide him with individual legal, tax or accounting advice, and the Company may disclose such information as it reasonably deems necessary or advisable (i) to comply with applicable law or (ii) to such directly relevant employees or advisors, each of whom shall be bound by similar confidentiality restrictions.

(c) No Interference. During the Employment term, and for a period of twelve (12) months following the termination of Employment, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its subsidiaries.

(d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures, improvements and business opportunities, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.

8. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any other person or entity; (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation , no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the Executives of any person. For purposes of federal immigration law, Executive will be required to provide the Company with documentary evidence of his identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the date of this Agreement, or the Employment may be terminated without further payments.

The representations and warranties of the Executive contained in this Section shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8A. Representations and Warranties of the Company. The Company represents and warrants to the Executive that this Agreement, upon execution and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the Executive) will be the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

9. No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties , including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party.

I0. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

11. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

12. Evidence of Employment Eligibility. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of his identity and eligibility for employment in the United States. Such documentation must be provided to the Company by no later than three (3) business days from the date of execution of this Agreement, or this Agreement may be immediately terminated by the Company.

13. Indemnification Agreement. The Company and the Executive shall enter into the Company’s standard indemnification agreement substantially in the form attached as Exhibit A hereto in relation to Executive’s service as an officer of the Company.

14. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. Notices .

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or e-mailed or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1) if to the Executive, at [***], or by email to: [***] or at such other address or facsimile number or emails as the Executive may have furnished the Company in writing;

(2) if to the Company, at 1841 Broadway, Suite 520, New York, NY 10023, or by email to: [***] facsimile + [***], or at such other address or facsimile number as it may have furnished in writing to the Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations , discussions, correspondence, communications, understandings, offers and agreements between the parties relating to the subject matter of this Agreement.

17. Counterpatts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Michael Levine

Michael G. Levine

/s/ Scott Galit

Payoneer, Inc.

By: Scott Galit

Title: CEO